Exhibit 99.1

Praxair Announces Price Increases Effective January 1, 2018

DANBURY, Conn.--(BUSINESS WIRE)--December 15, 2017--Praxair, Inc. (NYSE:PX) is notifying customers in the United States, Mexico, and Canada of price increases effective January 1, 2018, or as contracts permit. Individual price adjustments may be higher or lower depending upon the product purchased and the customer’s contract provisions:

  Up to 15% for bulk nitrogen, oxygen, argon, hydrogen, carbon dioxide and facility fees

These adjustments are in response to rising energy, distribution and labor costs.

About Praxair

Praxair, Inc. is a leading industrial gas company in North and South America and one of the largest worldwide. With market capitalization of approximately $40 billion and 2016 sales of $11 billion, the company employs over 26,000 people globally and has been named to the Dow Jones® World Sustainability Index for 15 consecutive years. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Our products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. For more information about the company, please visit our website at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Jason Stewart, (203) 837-2448
jason_stewart@praxair.com
or
Investor:
Juan Pelaez, (203) 837-2213
juan_pelaez@praxair.com